                                                                     Exhibit 4.2

                Domination and Profit and Loss Transfer Agreement
                -------------------------------------------------

                                     between
                BCP Crystal Acquisition GmbH & Co. KG, Stuttgart
                                    - "BCP" -

                                       and

                           Celanese AG, Kronberg i.T.
                                 - "Celanese" -

 (1)  Celanese  shall submit the  management of its company under the control of
      BCP.

 (2)  In accordance with this, BCP shall be entitled to give instructions to the management  board  of  Celanese  with  respect  to the  management  of the company.

                                    Section 2
                                 Profit Transfer

 (1)  Celanese is obligated to transfer  its entire  profits to BCP.  Subject to the creation or dissolution of reserves in accordance with para. 2 of this
      Section 2 the annual net income  which  would  accrue  without  the profit transfer,  reduced by a possible  loss carried  forward from the preceding year  and  the  amount  to be  allocated  to the  legal  reserve,  must be transferred.

 (2)  With the consent of BCP,  Celanese  may  allocate  parts of the annual net income  to other  earnings  reserves  (Section  272  para 3 of the  German
      Commercial  Code),  insofar as this is admissible under commercial law and economically  justified by a sound  commercial  judgement.  Other earnings reserves  pursuant to Section 272, para. 3 of the German  Commercial  Code created  during the term of this  Agreement  shall be  dissolved  upon the demand of BCP and used to compensate an annual net loss or  transferred as profits.  Other reserves and profit  carried  forward from the time before the term of this  Agreement  may not be  transferred  as profit or used to compnesate an annual net loss.

 (3)  The  obligation  to transfer  profit first applies to the entire profit of the  (short)  fiscal  year  in  which  this  Agreement  becomes  valid  in accordance with Section 6, para. 2, sentence 1 (retroactive  effect of the profit  transfer  to  the  beginning  of the  (short)  fiscal  year).  The obligation  becomes due at the end of each fiscal year and bears  interest of 5% p.a. from that date.

                                    Section 3
                               Assumption of Loss

 (1)  BCP is  obligated  to  compensate  Celanese  for each annual net loss that would otherwise arise during the term of this Agreement,  unless such loss is compensated for by withdrawing,  in accordance with Section 2, para. 2, sentence  2,  amounts  from the  other  earnings  reserves  that have been allocated to them during the term of this Agreement.

 (2)  Section 2, para. 3 applies correspondingly to the obligation to compensate losses.

                                                                               2

                                    Section 4
                               Guaranteed Dividend

 (1)  BCP hereby  guarantees  vis-a-vis the outside  shareholders of Celanese an adequate  guaranteed  dividend  in the form of a  recurring  cash  payment
      (guaranteed dividend).  This guaranteed dividend payment shall add up to a gross amount of EUR 3.27 per non-par value share for each full fiscal year minus corporation tax and solidarity surcharge in accordance with the rate applicable to each of these taxes for the fiscal year  concerned,  whereby this  deduction  is to be  calculated  only on the  basis  of the pro rata guaranteed  dividend of EUR 1.45 per non-par value share,  included in the gross  amount,  arising from profits  subject to German  corporation  tax.
      Taking into account the  circumstances  at the time of the  conclusion  of this Agreement,  25% corporation tax plus 5.5% solidarity surcharge,  that is EUR 0.38,  are deducted  from the pro rata  guaranteed  dividend of EUR
      1.45 per non-par  value share  arising from the profits  subject to German corporation tax. Together with the remaining pro rata guraranteed dividend of EUR 1.82 per non-par  value share  arising  from profits not subject to
      German  corporation tax and taking into account the  circumstances  at the time of the  conclusion  of this  Agreement,  this results in a guaranteed dividend  payment in the amount of EUR 2.89 per non-par  value share for a full fiscal year.

 (2)  The guaranteed  dividend payment shall become due on the first banking day following the annual  shareholders'  meeting of Celanese for the preceding fiscal year. The guaranteed  dividend shall be granted  beginning with the fiscal  year in which  this  Agreement  takes  effect in  accordance  with
      Section 6, para 2. If this Agreement  terminates  during a Celanese fiscal year or if, during the period of time for which the obligation to transfer profit in  accordance  with Section 2, para. 3 applies,  Celanese  forms a short  fiscal  year,  the  guaranteed  dividend  shall be reduced pro rata temporis.

 (3)  If  Celanese's  share  capital is  increased by way of  conversion  of the company's  funds in return for the issuance of new shares,  the guaranteed dividend  per share shall  decrease in such a way that the total amount of the guaranteed dividend remains unchanged.

 (4)  If  Celanese's  share capital is increased by means of a  contribution  in cash or in kind,  the rights  arising from this Section 4 shall also apply to the shares resulting from the capital increase subscribed to by outside shareholders.

 (5)  In the case that  proceedings  concerning  the adequacy of the  guaranteed
      dividend    ("Spruchverfahren")    pursuant   to   the    respective   Act
      ("Spruchverfahrensgesetz") are initiated and the court determines a higher guaranteed dividend by non-appealable  decision,  the outside shareholders shall be entitled to request a corresponding  supplement to the guaranteed dividend  they have  received,  even if they have already  tendered  their shares in return for  compensation.  Likewise,  all  outside  shareholders shall be treated  equally if BCP, in a  settlement  to avert or  terminate
      proceedings   concerning   the   adequacy  of  the   guaranteed   dividend
      ("Spruchverfahren")      pursuant      to     the      respective      Act
      ("Spruchverfahrensgesetz"),   agrees  to  a  higher  guaranteed   dividend
      vis-a-vis a Celanese shareholder.

                                    Section 5
                                  Compensation

 (1)  Upon demand of an outside  shareholder of Celanese,  BCP shall acquire his shares in return for a cash  compensation  of EUR 41.92 per non-par  value share.

 (2)  The obligation of BCP to acquire shares is limited to a specific period of time. The period of time shall expire three months after the date on which the registration of this Agreement in the commercial  register of Celanese shall be deemed to have been  announced in  accordance  with Section 10 of the German  Commercial  Code,  but not earlier  than three month after the beginning of the fiscal year of Celanese  following the one  commencing on
      January 1, 2004. An extension of the time period  pursuant to Section 305, para.  4, sentence 3 of the German Stock  Corporation  Act due to a motion for  determination  of the guaranteed  dividend or the compensation by the

                                                                               3

      court   specified  in  Section  2   Spruchverfahrensgesetz   shall  remain
      unaffected;  in this case, the period of time expires two months after the date on which the decision on the last motion ruled on has been  announced in the Federal Gazette.

 (3)  The sale of the shares shall be free of cost for Celanese shareholders.

 (4)  If,  by the  expiration  of the time  period  defined  in para.  2 of this
      Section 5,  Celanese's  share capital is increased by way of conversion of the  company's  funds  in  return  for the  issuance  of new  shares,  the compensation  per share shall decrease in such a way that the total amount of the  compensation  remains the same.  If  Celanese's  share  capital is increased  by  means of a  contribution  in cash or in  kind,  the  rights arising from this Section 5 shall apply also to the shares  resulting from the capital increase subscribed to by outside shareholders.

 (5)  In the case that  proceedings  concerning the adequacy of the compensation
      ("Spruchverfahren")      pursuant      to     the      respective      Act
      ("Spruchverfahrensgesetz")  are  initiated  and the  court  determines  an
      increased   compensation   by   non-appealable   decision,   the   outside
      shareholders  shall be entitled to request a  corresponding  supplement to the  compensation  they have received,  even if they have already tendered their  shares in return for  compensation.  In the same way,  all  outside shareholders  shall be treated equally if BCP, in a settlement to avert or
      terminate   proceedings   concerning  the  adequacy  of  the  compensation
      ("Spruchverfahren")      pursuant      to     the      respective      Act
      ("Spruchverfahrensgesetz"),  agrees to a higher  compensation  vis-a-vis a
      Celanese shareholder.

                                    Section 6
                             Effectiveness and Term

 (1)  This  Agreement  is  concluded  subject to the consent of the  supervisory board of  Celanese.  It also  requires  the  consent of the  shareholders'
      meeting of Celanese and the consent of all partners of BCP.

 (2)  This Agreement shall become valid upon its  registration in the commercial register at the  registered  office of Celanese,  however not earlier than the beginning of the fiscal year of Celanese  following the one commencing on January 1, 2004. Section 2, para. 3 and Section 3, para. 2 shall remain unaffected.

 (3)  This Agreement can be terminated in writing, subject to a notice period of six months, to the end of a fiscal year of Celanese. This Agreement may be terminated  for  the  first  time as of the end of the  fiscal  year  that expires at least  five years  after the  beginning  of the fiscal  year in which it becomes  valid in  accordance  with para.  2,  sentence 1 of this
      Section  6. In  determining  whether  or not the  notice  period  has been complied  with,  the point in time at which the letter of  termination  is received  by the  respective  other  party  to  this  Agreement  shall  be decisive.

 (4)  The right to terminate  this Agreement for good cause without notice shall remain  unaffected.  Good  causes  are, in  particular,  those  within the meaning  of  Section  14,  para.  1,  item  3,  sentence  2 of the  German
      Corporation  Tax Act and the loss of the  majority  of the  voting  rights resulting from the shares in Celanese.

                                    Section 7
                                Final Provisions

 (1)  The parties have  translated  this  Agreement  into the English  language, translations in other  languages may possibly  follow.  However,  only the
      German language version of the Agreement is binding.

 (2)  Should a  present  or  future  provision  of this  Agreement  be or become entirely  or  partly  invalid  or  impracticable,  or  should  there be an omission in this Agreement, the validity of the remaining provisions shall not be affected  thereby.  The parties to this Agreement,  in the place of the invalid or impracticable provision or

                                                                               4

      in order to fill in the  omission,  undertake  to agree on an  appropriate provision that, within the framework of what is legally permissible, comes closest  to what the  parties  to this  Agreement  intended  or would have intended  in  accordance  with the purpose of this  Agreement  if they had considered the point.

      Kronberg im Taunus, June 22, 2004

      Dr. Andreas Pohlmann
      Celanese AG

      Dr. Joachim Kaffanke
      Celanese AG

      Cornelius Geber
      BCP Crystal Acquisition GmbH & Co. KG

      New York, June 21, 2004

      Chinh E. Chu
      BCP Crystal Acquisition GmbH & Co. KG

--------------------------------------------------------------------------------

The Registrant  hereby  represents that the above English  translation is a fair and accurate English translation of the Domination Agreement.

Celanese AG

/s/ Dr. Joachim Kaffanke
------------------------
Dr. Joachim Kaffanke